Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Amendment”) is entered into as of August 7, 2014 by and between OXiGENE, Inc., a Delaware corporation, (the “Company”), and Dr. David Chaplin, an individual (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated May 16, 2014 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to provide Executive with additional benefits and to correct the terms of the Agreement relating to options to be granted to the Executive;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employment Agreement is amended as follows:

1. Section 3.3 of the Agreement is hereby deleted and replaced in its entirety with the following:

“3.3 The Company shall grant to Executive, subject to approval by the Compensation Committee of the Board, options to purchase one hundred fifty thousand (150,000) shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the date of grant pursuant to and in accordance with the terms of the Company’s 2005 Stock Plan, as amended (the “Stock Plan”) and the Company’s standard form of option agreement within 60 days of Executive’s first day of employment. The options will be non-qualified options. The options shall vest as follows: (a) 25% of the options will vest on the first anniversary of the date of grant, and (b) the remaining 75% will vest in substantially equal monthly installments over the next 36 months following such first anniversary, such that the option is 100% vested as of the fourth anniversary of the date of grant. In addition, Executive shall be eligible to receive stock option grants, stock bonuses, restricted stock grants or other equity compensation awards granted to Executive from time to time by the Board in its sole discretion and to participate in any equity compensation plan that may be established by the Company for Executive or its executive team generally.”

2. Section 4 of the Agreement is amended by adding the following sentence after the last sentence in the Section.

“In addition, the Company shall (i) reimburse Executive or pay on his behalf the costs of furnished housing in San Francisco, inclusive of utilities, and the retention of a rental car, and (ii) reimburse Executive or pay on his behalf the cost of one, business class roundtrip ticket between San Francisco and London per month.”

3. Section 7.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) to the extent required by law and the Company’s written vacation policy, an amount equal to the value of the Executive’s accrued but unused vacation days, calculated at a rate of $1,576.92 per day.”

4. Section 7.2 of the Agreement is hereby amended by adding the following new sub-clause (d):

“(d) the Gross Up (as defined in Section 8), for the calendar year in which the termination of employment occurs.”

5. Section 7.3 of the Agreement is hereby amended by adding the following new sub-clause (e):

“(e) the Gross Up for the calendar year in which the termination of employment occurs.”

6. Section 7.4 of the Agreement is hereby deleted and replaced in its entirety with the following:

“7.4 The payments described in Sections 7.2(b), (c) and (d), and Sections 7.3(b), (c), (d) and (e), shall be paid or commence to be paid within ninety (90) days of Executive’s termination of employment, provided that prior to the expiration of the ninety (90) day period, Executive has delivered to the Company a general release of claims in a form determined by the Company and the release has become enforceable and irrevocable. If the ninety (90) day period begins in one tax year and ends in the following tax year, the payments will commence in the following tax year. In all cases, the first payment will include all amounts that would have been paid to Executive under Sections 7.2(b), (c) and (d), and Sections 7.3(b), (c), (d) and (e), between the date the termination of Executive’s employment became effective and the first payment date.”

7. The paragraph in Section 8 (titled “Taxes”) of the Agreement is hereby deleted and replaced in its entirety with the following:

“Any amounts or benefits payable or provided to Executive under this Agreement shall be paid or provided to Executive subject to all applicable taxes required to be withheld by the Company pursuant to relevant federal, state and/or local law. Executive shall be solely responsible for all taxes imposed on Executive by reason of his receipt of any amounts of compensation or benefits payable hereunder. The Company makes no representation, warranty or promise regarding the tax treatment of any payment or benefit provided to Executive. Notwithstanding the foregoing, to the extent that the provision of any in-kind benefit or reimbursement by the Company of any of Executive’s living or travel expenses constitute taxable income (the “Taxable Benefits”) to the Executive under the laws of the United States, then the Company shall pay to the Executive an amount (the “Gross Up”) to compensate the Executive for the economic cost of the federal, state and local income and payroll taxes payable with respect to the Taxable Benefits. The calculation of the amount of the Gross Up shall insure that, after payment by the Executive of the federal, state and local income and payroll taxes with respect to the Taxable Benefits and the Gross Up, the Executive will be in substantially the same economic position after all taxes as if the Taxable Benefits were not includable in income. For purposes of determining the amount of the Gross Up, the Executive shall be deemed to pay federal, state and local income and payroll taxes at the highest marginal rate of taxation in the calendar year in which Executive received the Taxable Benefits. The Gross Up will be paid no later than December 31 of the year in which the Executive received the Taxable Benefits. Except as otherwise provided for in this Agreement, Executive must be employed as of the payment date in order to receive the Gross Up.”

8. The parties expressly acknowledge and agree that this Amendment constitutes a modification of the Employment Agreement by written agreement executed by the parties, as permitted by Section 11 of the Employment Agreement.

9. Except as specifically modified herein, the terms of the Employment Agreement shall remain in full force and effect. It is understood and agreed that this Amendment to the Employment Agreement shall become part of the Employment Agreement and shall be a binding agreement upon execution by the parties.

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IN WITNESS WHEREOF, OXiGENE and Executive have caused this Amendment to be executed as of the date first above written.

OXiGENE, INC.			DR. DAVID CHAPLIN

By:	/s/ Frederick W. Driscoll		/s/ Dr. David Chaplin
	Name:	Frederick W. Driscoll
	Title:	Chairman of the Board